As filed with the Securities and Exchange Commission on January 17, 2018
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUTHERN MISSOURI BANCORP, INC.
(Exact name of registrant as specified in its charter)

Missouri	43-1665523
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2991 Oak Grove Road, Poplar Bluff, MO	63901
(Address of principal executive offices)	(Zip Code)

Southern Missouri Bancorp, Inc. 2017 Omnibus Incentive Plan
(Full title of the plan)

Martin L. Meyrowitz, P.C.
Beth A. Freedman, P.C.
Silver, Freedman, Taff & Tiernan LLP
(a limited liability partnership including professional corporations)
3299 K Street, N.W., Suite 100
Washington, D.C.  20007
(Name and address of agent for service)

(202) 295-4500
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☑
Non-accelerated filer □ (Do not check if a smaller reporting company)	Smaller reporting company □
Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	500,000 shares(1)	$37.70 (2)	$18,850,000 (2)	$2,346.82 (2)
(1)   Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the common stock of Southern Missouri Bancorp, Inc.
(2)   Calculated in accordance with Rule 457(h) under the Securities Act of 1933, on the basis of  $37.70 per share, which was the average of the high and low sale prices per share of the common stock of Southern Missouri Bancorp, Inc. on the NASDAQ Global Market on January 16, 2018.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Southern Missouri Bancorp, Inc. 2017 Omnibus Incentive Plan, as required by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.          Incorporation of Certain Documents by Reference.

The following documents previously or concurrently filed by Southern Missouri Bancorp, Inc. (the "Company") with the Commission (File No. 000-23406) (excluding any portions of such documents that have been furnished to and deemed not to be filed with the Commission) are hereby incorporated by reference into this Registration Statement and the prospectus to which this Registration Statement relates (the "Prospectus"):

(a)
the Company's Annual Report on Form 10-K for the year ended June 30, 2017, including the information incorporated by reference into that Form 10-K from the Company's definitive Proxy Statement on Schedule 14A filed with the Commission on September 26, 2017;

(b)	the Company's Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2017;

(c)	the Company's Current Reports on Form 8-K filed on December 18, 2017, November 11, 2017, November 1, 2017, October 24, 2017, October 19, 2017, and August 1, 2017; and

(d)
the description of the common stock, par value $.01 per share, of the Company contained in the prospectus filed by the Company on November 17, 2011 pursuant to Rule 424(b) under the Securities Act under the heading "Description of Capital Stock," and all amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding any document or portion thereof that has been furnished to and deemed not to be filed with the Commission), after the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part hereof and thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Requests should be directed to: Matthew T. Funke, Executive Vice President and Chief Financial Officer, Southern Missouri Bancorp, Inc., 2991 Oak Grove Road, Poplar Bluff, MO 63901, telephone number (573) 778-1800.

All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.          Description of Securities.

Not Applicable.

Item 5.          Interests of Named Experts and Counsel.

Not Applicable.

Item 6.          Indemnification of Directors and Officers.

Section 351.355 of the Missouri General and Business Corporation Law provides for permissible and mandatory indemnification of directors, officers, employees and agents in certain circumstances.  Section 351.355.1 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person=s conduct was unlawful. Section 351.355.1 further provides that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

Section 351.355.2 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duties to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 351.355.3 provides that except to the extent otherwise provided in the corporation's articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 351.355.1 and 351.355.2, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Section 351.355.4 provides that any indemnification under Sections 351.355.1 and 351.355.2 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 351.355.

Section 351.355.5 provides that expenses incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking to repay the amount if it is ultimately determined that the person is not entitled to be indemnified by the corporation.

Section 351.355.6 provides that indemnification and advancement of expenses provided under Section 351.355 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the corporation's articles of incorporation or bylaws, or any agreement, vote of shareholders or disinterested directors or otherwise.  Section 351.355.8 provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person=s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 351.355.

Article IX of the Company's articles of incorporation provides that the Company shall indemnify any present or former director or executive officer of the Company or any subsidiary of the Company against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the Company or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person shall be entitled to any indemnification pursuant to Article IX on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

Under a directors' and officers' liability insurance policy, directors and officers of the Company are insured against certain liabilities.

Item 7.          Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post‑effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Poplar Bluff, State of Missouri, on the 16th day of  January, 2018

SOUTHERN MISSOURI BANCORP, INC.

By:	/s/ Greg A. Steffens
Greg A. Steffens
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned officers and directors of Southern Missouri Bancorp, Inc., hereby severally and individually constitute and appoint Greg A. Steffens and Matthew T. Funke, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this registration statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ L. Douglas Bagby	/s/ Greg A. Steffens
L. Douglas Bagby, Chairman of the Board	Greg A. Steffens, President, Chief Executive Officer and Director (Principal Executive Officer)
Date: January 16, 2018	Date: January 16, 2018

/s/ Todd E. Hensley	/s/ Sammy A. Schalk
Todd E. Hensley, Director	Sammy A. Schalk, Director
Date: January 16, 2018	Date: January 16, 2018

/s/ Ronnie D. Black
David J. Tooley, Director	Ronnie D. Black, Director
Date:	Date: January 16, 2018

/s/ Rebecca M. Brooks	/s/ Charles R. Love
Rebecca M. Brooks, Director	Charles R. Love, Director
Date: January 16, 2018	Date: January 16, 2018

/s/ John R. Abercrombie	/s/ Dennis C. Robison
John R. Abercrombie, Director	Dennis C. Robison, Director
Date: January 16, 2018	Date: January 16, 2018

/s/ Matthew T. Funke
Matthew T. Funke, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Date: January 16, 2018

INDEX TO EXHIBITS

Exhibit Number	Document

3.1	Articles of Incorporation of Southern Missouri (filed as an exhibit to Southern Missouri's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 and incorporated herein by reference)

3.1A
Amendment to Articles of Incorporation of Southern Missouri increasing the authorized capital stock of Southern Missouri (filed as an exhibit to Southern Missouri's Current Report on Form 8-K filed on November 21, 2016 and incorporated herein by reference)

3.2	Bylaws of Southern Missouri (filed as an exhibit to Southern Missouri's Current Report on Form 8-K filed on December 6, 2007 and incorporated herein by reference)

5.0	Opinion of Silver, Freedman, Taff & Tiernan LLP as to the legality of the securities being registered

23.1	Consent of BKD, LLP

23.2	Consent of Silver, Freedman, Taff & Tiernan LLP (included in the opinion filed as Exhibits 5.0)

24.1	Powers of Attorney (included as part of the signature page to this registration statement)

99.1
Southern Missouri Bancorp, Inc. 2017 Omnibus Incentive Plan (attached as Appendix A to the Registrant's definitive proxy statement filed on September 26, 2017 (File No. 000-23406) and incorporated herein by reference).

99.2	Form of Incentive Stock Option Agreement under the 2017 Omnibus Incentive Plan.

99.3	Form of Non-Qualified Stock Option Agreement under the 2017 Omnibus Incentive Plan.

99.4	Form of Restricted Stock Unit Agreement under the 2017 Omnibus Incentive Plan.

99.5	Form of Restricted Stock Agreement (Management) under the 2017 Omnibus Incentive Plan (performance-based vesting).

99.6	Form of Restricted Stock Agreement (Non-Employee Director) under the 2017 Omnibus Incentive Plan (time-based vesting).

99.7	Form of Performance Share Award Agreement under the 2017 Omnibus Incentive Plan.

99.8	Form of Stock Appreciation Rights Agreement under the 2017 Omnibus Incentive Plan.